Exhibit 99.1

Hawthorn Bancshares Announces Year 2007 Annual Earnings of $1.85 Per Diluted Share
Lee’s Summit, MO
March 17, 2008

Hawthorn Bancshares, Inc. of Lee’s Summit, MO (NASDAQ: HWBK) announced today for the year ended December 31, 2007 diluted earnings per share of $1.85, down 28.6% from diluted earnings of $2.59 per share a year earlier. Net income for the year ended December 31, 2007 of $7,800,000 decreased $3,075,000 when compared to the year ended 2006.

In commenting on earnings, James E. Smith, Chairman and CEO said, “2007 was a challenging year for our Company. We were faced with both a tightening net interest margin due to the downturn in the financial sector and a variety of nonrecurring internal reorganization expenses. With our funding costs lagging behind quickly repricing loans and investment securities, net interest income on a fully taxable equivalent basis decreased $1,637,000 or 4.1% compared to 2006. In addition, earnings were adversely impacted by $1,207,000 in nonrecurring expenses related to our internal consolidation which was completed during the 4th quarter of 2007.”

Chairman Smith added, “While the financial industry is facing its greatest challenges in decades, Hawthorn Bancshares is poised to weather these turbulent times. We increased the balance of our allowance for loan losses $267,000 to $9,282,000 at year-end 2007 (1.02% of outstanding loans). Net charge-offs for 2007 were $887,000 compared to $1,396,000 for 2006. While total non-performing loans did increase slightly from 0.62% of total loans at year end 2006 to 0.67% at year end 2007, this level is still considered manageable.”

To summarize the Company’s performance for 2007 compared to 2006, net interest income decreased $1,625,000 (4.2%) due to tightening of the net interest margin; the provision for loan losses decreased $172,000 (12.9%); non-interest income increased $1,621,000 (18.8%) due in large part to proceeds received from the sale of three of the Company’s charters; and other non-interest expense increased $4,906,000 (16.3%). The majority of the non-interest expense increase is attributed to implementation of the Company’s strategic plan to consolidate and re-brand the Company’s four banking operations into a single entity.

For the year, return on average stockholder equity was 7.22% and the return on average assets was 0.67% compared to 10.79% and 0.95%, respectively for 2006.

Comparing December 31, 2007 balances to December 31, 2006, total assets increased 4.7% to $1,195,804,000. Loans, net of allowance for loan losses, increased 12.3% to $901,996,000. Investment securities decreased 17.1% to $157,369,000. Total deposits increased 2.4% to $921,257,000. Subordinated notes remained unchanged at $49,486,000, and stockholders’ equity increased 6.0% to $111,199,000 or 9.3% of total assets.

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	December 31, 2007	December 31, 2006
Loans, net of allowance
for loan losses	$901,996,263	$803,297,381
Debt and equity securities	157,368,505	189,773,310
Total assets	1,195,804,079	1,142,711,897
Deposits	921,257,291	899,864,734
Stockholders’ equity	111,198,823	104,944,590
Year Ended		Year Ended
Statement of income information:	Dec. 31, 2007	Dec. 31, 2006
Total interest income	$74,207,107	$71,423,292
Total interest expense	37,174,863	32,766,408

Net interest income	37,032,244	38,656,884
Provision for loan losses	1,154,216	1,325,733
Noninterest income	10,220,994	8,600,064
Noninterest expense	35,053,807	30,148,143

Pre-tax income	11,045,215	15,783,072
Income taxes	3,245,239	4,907,867

Net income	7,799,976	10,875,205

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com